Exhibit 99

Retractable Technologies, Inc. Reports Results for the Three and Twelve Months Ended December 31, 2014

LITTLE ELM, Texas, April 1, 2015—Retractable Technologies, Inc. (NYSE MKT: RVP) reports the following results of operations for the three and twelve months ended December 31, 2014 and 2013.

Our financial statements do not reflect a 2015 judgment in our favor for $352 million.

Comparison of Three Months Ended

December 31, 2014 and Three Months Ended December 31, 2013

Domestic sales accounted for 86.6% and 92.6% of the revenues in the fourth quarters of 2014 and 2013, respectively.  Domestic revenues increased 32.8% principally due to higher volume mitigated by lower average sales prices.  Domestic unit sales increased 39.4%.  Domestic unit sales were 80.3% of total unit sales for the fourth quarter of 2014.  Overall unit sales increased 55.9%.  Our international orders may be subject to significant fluctuation over time.  Such orders may fluctuate due to health initiatives at various times, as well as economic conditions.

Cost of sales increased $1.4 million due to more units sold, mitigated by lower unit cost of manufacture.

Operating expenses decreased 8.2% from the prior year due to compensation cost related to layoffs in the second quarter of 2014.

Our results improved from a loss of $1.7 million (after preferred dividend requirements) to an income applicable to common shareholders of $473 thousand, also after preferred dividend requirements.

Comparison of Year Ended

December 31, 2014 and Year Ended December 31, 2013

Domestic sales accounted for 80.1% and 80.7% of the revenues in 2014 and 2013, respectively.  Domestic revenues increased 11.3% principally due to increased unit sales.  Domestic unit sales increased 11.8%.  Domestic unit sales were 71.6% of total unit sales for 2014.  International revenues increased from $5.9 million in 2013 to $6.9 million in 2014, primarily due to increased unit sales and an increase in average price.  Overall unit sales increased 12.0%.  Our international orders may be subject to significant fluctuation over time.  Such orders may fluctuate due to health initiatives at various times as well as economic conditions.

Cost of sales increased $2.0 million due to an increase in units sold mitigated by a slightly lower unit cost of manufacture.  Royalty expense increased $254 thousand due to increased gross sales.  Gross profit margins increased from 33.5% in 2013 to 34.8% in 2014.

Operating expenses decreased 12.7% from the prior year due to decreased cost of non-litigation legal expense, lower compensation cost, and decreased office expenses which are the result of cost-cutting measures implemented in 2014.

Loss from operations was $2.2 million in 2014 compared to an operating loss of $5.9 million in 2013, a 63.6% decrease.

Cash flow from operations was a negative $3.9 million for 2014 due primarily to our increase in accounts receivable, decrease in current liabilities, and our loss from operations, mitigated by a decrease in inventory and depreciation.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-K filed on March 31, 2015 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer